Exhibit 99.1

KORU Medical Systems Reports Preliminary Full Year 2020 Results;

Announces CEO Transition

CHESTER, NY – January 25, 2021 – Repro Med Systems, Inc. dba KORU Medical Systems NASDAQ: KRMD) (“KORU Medical” or the “Company”) a leading medical technology company focused on the development, manufacturing, and commercialization of innovative and easy-to-use specialty infusion solutions that improve quality of life for patients, today reported preliminary financial results for the full year ended December 31, 2020.  The Company also announced that seasoned home infusion executive and KORU Medical Board member, Jim Beck, has been appointed Interim Chief Executive Officer, effective immediately.  Don Pettigrew has resigned as President and CEO, and the Board of Directors has retained a leading executive search firm to assist in the search process to identify a replacement CEO.

Preliminary revenue for full year 2020 is expected to be approximately $24.0 million, an increase of 3.4% compared with $23.2 million in 2019.

Preliminary cash, cash equivalents and marketable securities are expected to be approximately $27.3 million as of December 31, 2020, up from $5.9 million on December 31, 2019.

Factors that impacted 2020 preliminary results included:

●	Significant fluctuations in demand resulting from inventory purchasing by several large customers throughout the year;

●	Slower growth in net revenue as a result of strengthening our contractual position with large customers;

●	Less than expected international sales and clinical trial partnerships in the second half of 2020; and

●	A slowdown in new patient starts due to the effect of state and local guidelines that prevented many individuals from visiting their healthcare professionals in 2020.

“While we recorded revenue growth for the full year 2020, inventory fluctuations and slowdowns in international business, clinical trial activity, and new patient starts impeded our growth,” said Jim Beck, Interim Chief Executive Officer. “Although COVID-19 related uncertainties remain, we are confident that the underlying fundamentals of our core business are stable and that we are well-positioned to take advantage of the continued shift from intravenous to subcutaneous infusions for life-saving therapies.”

Jim Beck has more than 30 years of healthcare services and distribution general management experience. Jim most recently served as Executive Chairman of Medical Specialties Distributors (acquired by McKesson), a leading service solution provider serving the home infusion, home medical equipment, and oncology markets, and served as its President and Chief Executive Officer for over nine years. During Jim’s tenure, MSD was KORU’s largest distributor. Prior to joining MSD, Jim held various executive and management positions with leading healthcare companies such as American Hospital Supply/Baxter Healthcare, AMSCO International, Spectrum Healthcare, and SHPS Health Management Solutions.

“On behalf of the entire Board of Directors, I would like to thank Don for his leadership throughout his tenure at KORU Medical. By solidifying our core, refreshing the brand, and strengthening our balance sheet, today the Company stands well positioned to enter our next phase of growth,” said John Fletcher, Chairman of the KORU Medical Board of Directors. “KORU is now in the position to identify a CEO who will lead the expansion of KORU’s drug delivery platform into new products, applications, and geographic markets.”

“We are confident that Jim Beck’s experience and track record provide KORU Medical with an excellent interim CEO while the Board works to choose his successor.”

The preliminary financial information presented in this press release is based on KORU Medical’s current expectations and may be adjusted as a result of, among other things, the completion of customary annual audit procedures. KORU Medical expects to report fourth quarter and full year 2020 financial results in March 2021.

About KORU Medical Systems

KORU Medical Systems develops, manufactures, and commercializes innovative and easy-to-use specialty infusion solutions that improve quality of life for patients around the world. The FREEDOM Syringe Infusion System currently includes the FREEDOM60® and FreedomEdge® Syringe Infusion Drivers, Precision Flow Rate Tubing™ and HIgH-Flo Subcutaneous Safety Needle Sets™. These devices are used for infusions administered in the home and alternate care settings. For more information, please visit www.korumedical.com.

Forward-looking Statements

This press release contains forward-looking statements that involve risks and uncertainties. Forward-looking statements can be identified by words such as “preliminary,” “confident” and “expected.”  Actual results may differ materially from the results predicted and reported results should not be considered as an indication of future performance. The potential risks and uncertainties that could cause actual results to differ from the results predicted include, among others, changes to preliminary results arising from audit procedures, uncertainties associated with COVID-19, future operating results, availability of investment opportunities, market fluctuations, and those risks and uncertainties included under the captions “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2019, and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2020, which are on file with the SEC and are available on our website at www.korumedical.com/investors and on the SEC website at www.sec.gov. All information provided in this release and in the attachments is as of January 25, 2021. Undue reliance should not be placed on the forward-looking statements in this press release, which are based on information available to us on the date hereof. We undertake no duty to update this information unless required by law.

Investor Contact:

Greg Chodaczek

347-620-7010

investors@korumedical.com